Exhibit 99.1

United Security Bancshares, Inc. Reports Fourth Quarter and Year End Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--January 29, 2015--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $3.5 million, or $0.57 per diluted share, for the year ended December 31, 2014, compared with $3.9 million, or $0.65 per diluted share, for the year ended December 31, 2013. Net income for the fourth quarter of 2014 totaled $720,000, or $0.12 per diluted share, compared with net income of $955,000, or $0.16 per diluted share, for the fourth quarter of 2013.

“We made significant progress in reducing non-performing assets in 2014 while maintaining our strong capital base,” stated James F. House, President and CEO of United Security Bancshares, Inc. “In the fourth quarter of 2014, we reported the lowest level of non-performing assets in over three years. The quarter also marked our ninth consecutive quarterly improvement in this important credit metric. Our positive earnings record over the past 11 quarters and strong capital base also allowed us to resume our cash dividend in 2014. We believe that our focus on improving United Security’s overall credit quality is an important foundation for our future. In 2014, we reduced total non-performing assets by 33.6% to $14.3 million. This reduction in non-performing assets, along with a focus on expense control, were primary drivers in a $2.2 million reduction in non-interest expense for the year. Although the Company’s loan balances have decreased during 2014 as a result of the difficult lending environment in our geographic locations, we have been able to partially offset reductions in interest income and fees on loans by increasing investment in our securities portfolio.”

“We recently announced that we changed our bank’s name to “First US Bank” (the “Bank”) as part of our rebranding program. The new name aligns with our website address – www.firstusbank.com – and is expected to provide improved visibility for the Bank in our existing service territories, as well as potential expansion markets. We are reviewing opportunities to expand the Bank’s lending into contiguous metropolitan markets that have greater commercial loan potential than our existing rural markets. We believe that we can leverage our existing team of commercial bankers, credit expertise and strong capital base to grow future earnings. We also remain positive about opportunities for expanding consumer loan growth through our subsidiary, Acceptance Loan Company, Inc. (“ALC”). ALC had an excellent 2014 in terms of loan growth, and we expect ALC to continue to grow in the coming year,” continued Mr. House.

Fourth Quarter Results

Interest income totaled $7.7 million in the fourth quarter of 2014, compared with $8.3 million in the fourth quarter of 2013. The decline in interest income was due primarily to a decrease in total loans, offset partially by higher interest income from investment securities, compared with the fourth quarter of 2013.

Interest expense declined 6.1% to $636,000 in the fourth quarter of 2014, compared with $677,000 in the fourth quarter of 2013. The decrease resulted primarily from a decline in average interest bearing deposits and lower interest rates paid on deposits compared with the prior period.

Net interest income was $7.1 million in the fourth quarter of 2014, compared with $7.7 million in the fourth quarter of 2013. The decline in net interest income was due to a decrease in loans, combined with a 46 basis point decline in net interest margin, compared with the fourth quarter of 2013. Net interest margin was 5.40% in the fourth quarter of 2014, compared with 5.86% in the fourth quarter of 2013. The decline in net interest margin for the period was due primarily to the payoff of higher yielding loans, the competitive loan market and a change in ALC’s loan origination criteria that has focused on improved credit quality.

Net loans declined to $259.5 million at December 31, 2014, compared with $300.9 million at December 31, 2013. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan production at the Bank, offset slightly by a 6.7% increase in net loans at ALC. An overall sluggish economy in the geographic locations that we serve, primarily centered in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was a credit of $169,000 in the fourth quarter of 2014, compared with a credit of $1.4 million in the fourth quarter of 2013. The credits were reflected as reductions in the reserve for loan losses. The reduction in the provision in both periods was due to recoveries of loans previously charged off, as well as improvement in the credit quality of several loan relationships. Gross charge-offs totaled approximately $1.4 million in both the fourth quarter of 2014 and the fourth quarter of 2013. Recoveries on loans previously charged off totaled $298,000 in the fourth quarter of 2014, compared with recoveries of approximately $3.0 million in the fourth quarter of 2013.

Total non-interest income was $1.3 million in the fourth quarter of 2014, compared with $723,000 in the fourth quarter of 2013. The increase in non-interest income was due to higher service charges and other income, offset partially by lower credit life insurance income, compared with the fourth quarter of 2013. Service charges for the fourth quarter of 2013 were reduced by approximately $566,000 in refunds to customers for a product that was discontinued.

Total non-interest expense declined 15.4% to $7.2 million, compared with $8.6 million in the fourth quarter of 2013. Non-interest expense declined in every major category compared with the fourth quarter of 2013. Total OREO related expenses declined to $428,000 in the fourth quarter of 2014, compared with $1.2 million in the fourth quarter of 2013. OREO totaled $7.7 million at December 31, 2014, a decline of 16.9% from $9.3 million at December 31, 2013.

As of December 31, 2014, United Security Bancshares and First US Bank continued to be rated as “well-capitalized,” the highest regulatory rating. Total risk-based capital was 22.61% for the Company and 22.78% for the Bank, significantly above the regulatory requirement of 10.0% for a well-capitalized institution and the minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 21.35% for the Company and 21.52% for the Bank, both measures significantly above the regulatory requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%. Tier 1 leverage ratio rose to 11.75% for the Company and 11.85% for the Bank.

Twelve Month Results

For the year ended December 31, 2014, net income was $3.5 million, or $0.57 per diluted share, compared with $3.9 million, or $0.65 per diluted share, for the year ended December 31, 2013. The reduction in net income in 2014 was due primarily to approximately $397,000 in non-cash, non-recurring adjustments that increased the provision for income taxes. Income before income taxes totaled $5.4 million in both 2014 and 2013.

Net interest income for the year ended December 31, 2014, was $28.8 million, compared with $30.7 million for the same period of 2013. Net interest margin was 5.53% in 2014, compared with 5.95% in 2013.

Provision for loan losses was a credit of $74,000 in 2014, compared with a credit of $642,000 in 2013. The credits were reflected as reductions in the reserve for loan losses.

Non-interest income increased to $5.1 million for 2014, compared with $4.9 million for 2013. The increase was due to higher service charges compared with 2013. Service charges for 2013 were reduced by approximately $566,000 in refunds to customers for a product that was discontinued.

Non-interest expense decreased 7.2% to $28.6 million in 2014, compared with $30.8 million in 2013. The decline in non-interest expense was due primarily to a $2.0 million decrease in other real estate/foreclosure expense compared with 2013, partially offset by increases in salaries and benefits and furniture and equipment expense. Salaries and benefits increased $429,000 during 2014 compared with 2013. Of this amount, $279,000 represented non-cash expense associated with stock options issued in 2014 to certain members of management and the board of directors. No stock options were issued in 2013.

Shareholders’ equity rose to $75.2 million, or $12.45 per share, at December 31, 2014, from $70.1 million, or $11.63 per share, at December 31, 2013. The increase in shareholders’ equity was due to continued growth in retained earnings of $3.4 million and a $1.3 million increase in other comprehensive income due to an increase in the market value of investment securities available-for-sale.

The Company resumed paying quarterly dividends during 2014, and declared dividends of $0.03 per share on its common stock in 2014. No cash dividends were paid in 2013.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Cash and due from banks	$9,697	$10,276
Interest bearing deposits in banks	24,469	37,444

Total cash and cash equivalents	34,166	47,720
Investment securities available-for-sale, at fair value	204,966	135,754
Investment securities held-to-maturity, at amortized cost	29,120	35,050
Federal Home Loan Bank stock, at cost	738	906
Loans, net of allowance for loan losses of $6,168 and $9,396, respectively	259,516	300,927
Premises and equipment, net	9,764	8,928
Cash surrender value of bank-owned life insurance	13,975	13,650
Accrued interest receivable	2,235	2,702
Other real estate owned	7,735	9,310
Other assets	10,394	14,854

Total assets	$572,609	$569,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$483,659	$484,279
Accrued interest expense	221	266
Other liabilities	8,131	8,930
Short-term borrowings	436	1,231
Long-term debt	5,000	5,000

Total liabilities	$497,447	$499,706

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 and 7,327,560 shares issued, respectively; 6,034,059 and 6,028,091 shares outstanding, respectively	73	73
Surplus	9,577	9,284
Accumulated other comprehensive income, net of tax	1,829	529
Retained earnings	84,582	81,214
Less treasury stock: 1,295,001 and 1,299,469 shares at cost, respectively	(20,886)	(20,992)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	75,162	70,095

Total liabilities and shareholders’ equity	$572,609	$569,801

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$6,501	$7,374	$26,929	$30,394
Interest on investment securities	1,185	966	4,432	3,242

Total interest income	7,686	8,340	31,361	33,636

INTEREST EXPENSE:
Interest on deposits	628	669	2,522	2,884
Interest on borrowings	8	8	31	21

Total interest expense	636	677	2,553	2,905

NET INTEREST INCOME	7,050	7,663	28,808	30,731

REDUCTION IN RESERVE FOR LOAN LOSSES	(169)	(1,441)	(74)	(642)

NET INTEREST INCOME AFTER REDUCTION IN RESERVE FOR LOAN LOSSES	7,219	9,104	28,882	31,373

NON-INTEREST INCOME:
Service and other charges on deposit accounts	524	(14)	2,096	1,720
Credit insurance income	271	288	694	806
Other income	484	449	2,301	2,339

Total non-interest income	1,279	723	5,091	4,865

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,108	4,255	16,690	16,261
Occupancy expense	489	493	1,964	1,949
Furniture and equipment expense	321	332	1,262	1,197
Other real estate/foreclosure expense, net	428	1,203	1,077	3,121
Other expense	1,900	2,286	7,602	8,274

Total non-interest expense	7,246	8,569	28,595	30,802

INCOME BEFORE INCOME TAXES	1,252	1,258	5,378	5,436
PROVISION FOR INCOME TAXES	532	303	1,829	1,509

NET INCOME	$720	$955	$3,549	$3,927

BASIC NET INCOME PER SHARE	$0.12	$0.16	$0.58	$0.65

DILUTED NET INCOME PER SHARE	$0.12	$0.16	$0.57	$0.65

DIVIDENDS PER SHARE	$0.02	$-	$0.03	$-

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424
Chief Financial Officer